EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Fourth Quarter Earnings With Net Loss of $2.3 Million, or ($0.21) Per Diluted Share as a Result of Increase in Provision for Loan Losses, and Year to Date Earnings of $4.3 Million or $0.40 Per Diluted Share

HOUSTON, Jan. 29, 2009 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the fourth quarter of 2008.

Fourth Quarter Highlights

 * Net loss of $2.3 million for the fourth quarter of 2008 compared with net income of $2.8 million for the fourth quarter in 2007. Net income for the year was $4.3 million or $0.40 per diluted share.
 * Diluted loss per share for fourth quarter of 2008 was $0.21 compared with diluted earnings per share of $0.26 for the fourth quarter of 2007.
 * Net interest margin stabilized and increased slightly from 3.70%
   for the third quarter of 2008 to 3.72% for the fourth quarter of
   2008.
 * Net interest income increased slightly from $13.8 million for the third quarter of 2008 to $14.0 million for the fourth quarter of
   2008.
 * Provision for loan losses for the fourth quarter of 2008 was
   $8.2 million compared with $1.8 million in the third quarter of
   2008 and $1.4 million in the fourth quarter of 2007.
 * Allowance for loan losses was 1.53% of total loans at December 31,
   2008, an increase of 44 basis points or $7.5 million compared with
   1.09% at December 31 2007.
 * Net nonperforming assets to total assets at December 31, 2008 were
   2.57% compared with 1.69% at September 30, 2008 and 0.46% at
   December 31, 2007.
 * Capital remains strong with a total risk-based capital ratio of
   10.32% at December 31, 2008 compared with 10.44% at December 31,
   2007. The capital ratios of MetroBank, N.A. and Metro United Bank were above the well capitalized level at December 31, 2008.
 * On January 16, 2009, the Company received $45.0 million from the issuance of preferred stock under the U.S. Treasury Department's
   Capital Purchase Program.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "While the earnings per share of $0.40 for the year ended December 31, 2008 were below what management had set out to accomplish even during a turbulent year, we have taken the opportunity of the down cycle to fine tune our business model. The $0.21 loss per share for the fourth quarter of 2008 was primarily the result of a much higher provision for loan losses due to the current housing market and general economy. Management maintained a conservative and cautious outlook on loan performance in both the Texas and California markets.

"As a result, the Company's provision for loan losses of $8.2 million for the fourth quarter was $6.4 million higher than the third quarter of 2008. Net charge-offs during the fourth quarter were $3.3 million or 0.25% of total loans, and consisted of $864,000 from Texas and $2.5 million from California. The Company also had other real estate expenses of $501,000 during the fourth quarter due to a write down of an other real estate asset and related expenses.

"Additionally, the Company took an impairment charge of $302,000 on its investment portfolio due to rating downgrades on certain private label mortgage backed securities during the fourth quarter. We are, however, pleased to see the core earnings stabilize. Our net interest margin was up slightly for the fourth quarter of 2008 at 3.72% compared with 3.70% for the third quarter 2008, and our net interest income increased from $13.8 million to $14.0 million for the same period.

"Salary and employee benefits expense for the fourth quarter of 2008 was $5.6 million and was 9.5% lower than the third quarter 2008, primarily as a result of lower headcount and reduction in bonuses. Management continued to streamline operations and control expenses in an effort to protect future earnings.

"Loans and deposits remained stable during fourth quarter of 2008, and were up slightly compared with the third quarter of 2008. Total nonperforming assets increased $13.9 million during the fourth quarter to $42.6 million. Approximately $7.2 million of the increase in nonperforming loans was from Texas and $6.2 million was from California. Of the $42.6 million of total nonperforming assets, the largest nonperforming loan relationship of $16 million is related to a health care borrower, which is secured with collateral with a fair market value in excess of the outstanding loan amounts. As a result, the Company does not anticipate an impairment loss related to these loans. Total nonperforming assets were 2.69% of total assets at December 31, 2008 compared with 1.80% of total assets at September 30, 2008.

"In December, we received approval from the U.S. Treasury to issue and sell to the U.S. Treasury under the Capital Purchase Program 45,000 shares of fixed rate preferred stock and a warrant to purchase up to 771,429 shares of common stock at an exercise price of $8.75 per share for a total purchase price of $45.0 million. The Company completed the transaction and received the proceeds from the sale on January 16, 2009.

"With additional capital, adjustments made to our operating platform, additional expense controls, and loan loss provisions adjusted to reflect an ongoing weak economy, the Company is committed and prepared to meet its customers borrowing needs and manage the continuing challenges and opportunities in 2009."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended December 31, 2008 was $14.0 million, down approximately $379,000 or 2.6% compared with $14.4 million for the same period in 2007. For the year ended December 31, 2008, net interest income before the provision for loan losses was $56.3 million, down approximately $607,000 or 1.1% compared with $56.9 million for the same period in 2007. The decrease in net interest income for both the three months and year ended December 31, 2008 was due primarily to lower loan yields partially offset by increased loan volume. Interest rate cuts by the Federal Reserve since December 31, 2007 caused the prime rate to decrease by 4% to 3.25%, which resulted in a decrease in the net interest margin for the three and twelve months ended December 31, 2008 compared with the same periods in 2007.

The net interest margin for the three months ended December 31, 2008 was 3.72%, down 58 basis points compared with 4.30% for the same period in 2007. For the three months ended December 31, 2008 compared with the same period in 2007, the yield on average earning assets decreased 163 basis points, and the cost of average earning assets decreased 105 basis points. For the year ended December 31, 2008, the net interest margin was 3.87%, down 60 basis points compared with 4.47% for the same period in 2007. For the year ended December 31, 2008 compared with the same period in 2007, the yield on average earning assets decreased 136 basis points, and the cost of average earning assets decreased 76 basis points.

Interest income for the three months ended December 31, 2008 was $23.5 million, down approximately $2.8 million or 10.9% compared with $26.3 million for the same period in 2007. Although loan volume increased, interest income for the three months ended December 31, 2008 declined as the result of lower loan yields. Average earning assets grew 12.6% during the fourth quarter of 2008 compared with the same period in 2007. Average total loans increased 16.4% to $1.35 billion in the fourth quarter of 2008 compared with $1.16 billion for the fourth quarter of 2007. The yield on average earning assets for the fourth quarter of 2008 was 6.23% compared with 7.86% for the fourth quarter of 2007.

For the year ended December 31, 2008, interest income was $97.0 million, down approximately $5.3 million or 5.1% compared with $102.3 million for the same period in 2007. Although loan volume increased, interest income for the year ended December 31, 2008 declined as the result of lower loan yields. Average earning assets grew 14.2% during the year ended December 31, 2008 compared with the same period in 2007. Average total loans increased 22.2% to $1.29 billion during the year ended December 31, 2008 compared with $1.06 billion for the same period of 2007. For the year ended December 31, 2008, the yield on average earning assets was 6.67% compared with 8.03% for the same period of 2007.

Interest expense for the three months ended December 31, 2008 was $9.5 million, down approximately $2.4 million or 20.8% compared with $11.9 million for the same period in 2007, primarily due to lower cost of funds. Average interest-bearing deposits were $1.05 billion for the fourth quarter of 2008 compared with $998.9 million for the fourth quarter of 2007, an increase of 5.6%. The cost of interest-bearing deposits for the fourth quarter of 2008 was 3.15% compared with 4.34% for the fourth quarter of 2007. Average other borrowings, consisting primarily of borrowings from the FHLB but excluding junior subordinated debentures, were $141.4 million for the fourth quarter of 2008 compared with $43.6 million for the fourth quarter of 2007. Average other borrowings increased as they were a lower cost funding alternative to interest-bearing deposits. The cost of other borrowings for the fourth quarter of 2008 was 1.60% compared with 4.48% for the fourth quarter of 2007.

For the year ended December 31, 2008, interest expense was $40.7 million, down approximately $4.7 million or 10.3% compared with $45.4 million for the same period in 2007. Average interest-bearing deposits were $1.02 billion for the year ended December 31, 2008 compared with $960.5 million for the same period of 2007, an increase of 5.9%. For the year ended December 31, 2008, the cost of interest-bearing deposits was 3.47% compared with 4.38% for the same period of 2007. Average other borrowings, excluding junior subordinated debentures, were $140.0 million for the year ended December 31, 2008 compared with $26.4 million for the same period of 2007. For the year ended December 31, 2008, the cost of other borrowings was 2.36% compared with 4.72% for the same period of 2007.

Noninterest income and expense

Noninterest income for the three months ended December 31, 2008 was $1.9 million, down $538,000 or 22.2% compared with the same period in 2007. For the year ended December 31, 2008, noninterest income was $8.4 million, up $138,000 or 1.7% compared with the same period in 2007. The decrease for the three months ended December 31, 2008 was primarily due to a decrease in service fees and the gain on the sale of a branch that occurred in fourth quarter of 2007. The increase for the year ended December 31, 2008 was primarily due to an increase in the cash value of bank owned life insurance and an increase in letter of credit commissions and fees, partially offset by a decrease in service fees.

Noninterest expense for the three months ended December 31, 2008 was $11.4 million, an increase of $322,000 or 2.9% compared with the same period in 2007. Decreases in salaries and employee benefit expenses further described below, were offset by increases in other noninterest expense, an other-than-temporary impairment ("OTTI") charge of $302,000 realized on various private label securities, and expenses related to foreclosed assets. At December 31, 2008, after recording the $302,000 OTTI charge, the private label mortgage backed securities that were rated less than investment grade had a book value of $984,000 and fair value of $992,000 or 0.97% of the fair value of total securities available for sale.

For the year ended December 31, 2008, noninterest expense was $44.9 million, up approximately $2.0 million or 4.6% compared with $42.9 million for the same period in 2007. The increase for the year ended December 31, 2008 was primarily the result of $2.0 million in OTTI charges on securities and increases in other noninterest expense, which was partially offset by a decrease in salaries and employee benefit expense.

Salaries and employee benefits expense for the three months ended December 31, 2008 was $5.6 million, a decrease of $610,000 compared with $6.3 million for the same period in 2007 primarily due to a decrease in the number of employees and amount of bonus accrual. For the year ended December 31, 2008, salaries and employee benefits expense was $24.3 million, a decrease of $548,000 compared with $24.8 million for the same period in 2007, primarily due to a reduction in the number of employees and amount of bonus accrual, partially offset by an increase in severance expenses, employee health care benefits, and stock-based compensation expense. The number of full-time equivalent employees at December 31, 2008 was 320, a decrease of 29 or 8.0% from 349 at December 31, 2007.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

                              December 31,  September 30, December 31,
                                  2008          2008          2007
                              ----------------------------------------
                                       (dollars in thousands)
 Allowance for Loan Losses
 -------------------------
 Balance at beginning of
  quarter                     $     15,723  $     15,520  $     12,865
 Provision for loan losses
  for quarter                        8,188         1,754         1,372
 Net charge-offs for quarter        (3,334)       (1,551)       (1,112)
                              ------------  ------------  ------------
 Balance at end of quarter    $     20,577  $     15,723  $     13,125
                              ============  ============  ============

 Total loans                  $  1,346,047  $  1,341,647  $  1,201,911

 Allowance for loan losses to
  total loans                         1.53%         1.17%         1.09%
 Net charge-offs to total
  loans                               0.25%         0.12%         0.09%

The provision for loan losses for the three months ended December 31, 2008 was $8.2 million, an increase of $6.8 million compared with $1.4 million for the same period in 2007. The provision for loan losses for the year ended December 31, 2008 was $13.0 million, an increase of $9.9 million compared with $3.1 million for the same period in 2007. The increase was primarily due to concerns of deteriorating economic conditions in both Texas and California, combined with higher net charge-offs for the fourth quarter of 2008. The allowance for loan losses as a percent of total loans was 1.53% at December 31, 2008, up compared with 1.17% at September 30, 2008 and 1.09% at December 31, 2007.

Net charge-offs for the three months ended December 31, 2008 were $3.3 million or 0.25% of total loans compared with net charge-offs of $1.1 million or 0.09% of total loans for the three months ended December 31, 2007. The charge-offs primarily consisted of $864,000 in loans from Texas and $2.5 million in loans from California. The largest charge-off was a partial charge-off of approximately $1.6 million related to residential land loan in California. Net charge-offs for the year ended December 31, 2008 were $5.5 million or 0.41% of total loans compared with net charge-offs of $1.5 million or 0.12% of total loans for the year ended December 31, 2007.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

                                  As of         As of         As of
                              December 31,  September 30, December 31,
                                  2008          2008          2007
                              ------------  ------------  ------------
                                       (dollars in thousands)
 Nonperforming Assets
 Nonaccrual loans             $     37,471  $     24,119  $      6,336

 Accruing loans 90 days or
  more past due                        287         1,248         1,284

 Other real estate                   4,825         3,315         1,474
                              ------------  ------------  ------------
   Total nonperforming assets       42,583        28,682         9,094

 Less nonperforming loans
  guaranteed by the SBA,
  Ex-Im Bank, or the OCCGF          (1,843)       (1,665)       (2,309)
                              ------------  ------------  ------------
   Net nonperforming assets   $     40,740  $     27,017  $      6,785
                              ============  ============  ============

 Net nonperforming assets to
  total assets                        2.57%         1.69%         0.46%

Total nonperforming assets increased $33.5 million to $42.6 million at December 31, 2008 compared with $9.1 million at December 31, 2007. On a linked-quarter basis, total nonperforming assets increased $13.9 million from $28.7 million at September 30, 2008. The increase in nonperforming loans consists primarily of $7.2 million from Texas and $6.2 million from California. The increase in Texas is primarily composed of a $3.1 million commercial land loan, a $2.4 million loan for a restaurant property, and a $1.5 million loan for a retail center. The increase in California is related to four residential land loans totaling $3.6 million and one loan relationship with two single-family residences in the amount of $2.7 million.

On a linked-quarter basis, other real estate ("ORE") increased by approximately $1.5 million compared with September 30, 2008. Two loans in Texas, a $750,000 multi-family property and approximately $985,000 in two residential properties, were transferred to ORE, and there was a $225,000 write-down on ORE in California.

At December 31, 2008, total nonperforming assets consisted of $37.5 million in nonaccrual loans, $287,000 in accruing loans that were 90 days or more past due, and $4.8 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at December 31, 2008, were $40.7 million compared with $6.8 million at December 31, 2007. Approximately $32.7 million of the nonaccrual loans are collateralized by real estate, which represented 87.3% of total nonaccrual loans at December 31, 2008. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Friday, January 30, 2009, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2008 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2008, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) changes in the availability of funds which could increase costs or decrease liquidity; (6) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (7) changes in accounting principles, policies or guidelines; (8) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (9) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2007 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

                     MetroCorp Bancshares, Inc.
                (In thousands, except share amounts)
                             (Unaudited)

                                            December 31,  December 31,
                                                2008          2007
                                            ------------  ------------
 Consolidated Balance Sheets
 ---------------------------
                  Assets
 Cash and due from banks                    $     26,383  $     28,889
 Federal funds sold and other investments         11,718        17,381
                                            ------------  ------------
   Total cash and cash equivalents                38,101        46,270
 Securities - available-for-sale, at fair
  value                                          102,104       137,749
 Other investments                                29,220         6,886
 Loans, net of allowance for loan losses of
  $20,577 and $13,125 respectively             1,325,470     1,188,786
 Accrued interest receivable                       5,946         6,462
 Premises and equipment, net                       7,368         8,795
 Goodwill                                         21,827        21,827
 Core deposit intangibles                            506           756
 Customers' liability on acceptances               8,012         5,967
 Foreclosed assets, net                            4,825         1,474
 Cash value of bank owned life insurance          27,090        25,737
 Other assets                                     12,096         8,997
                                            ------------  ------------
  Total assets                              $  1,582,565  $  1,459,706
                                            ============  ============

    Liabilities and Shareholders' Equity
 Deposits:
  Noninterest-bearing                       $    204,107  $    209,223
  Interest-bearing                             1,065,046       981,820
                                            ------------  ------------
   Total deposits                              1,269,153     1,191,043
 Junior subordinated debentures                   36,083        36,083
 Subordinated debentures and other
  borrowings                                     139,046        99,796
 Accrued interest payable                          1,279         1,727
 Acceptances outstanding                           8,012         5,967
 Other liabilities                                 7,363         7,680
                                            ------------  ------------
    Total liabilities                          1,460,936     1,342,296
 Commitments and contingencies                        --            --
 Shareholders' equity:
  Common stock, $1.00 par value, 50,000,000
   shares authorized; 10,994,965 shares
   issued and 10,885,081 shares and
   10,825,837 shares outstanding at
   December 31, 2008 and December 31, 2007
   respectively                                   10,995        10,995
  Additional paid-in-capital                      28,222        27,386
  Retained earnings                               84,781        82,211
  Accumulated other comprehensive loss              (910)         (786)
  Treasury stock, at cost                         (1,459)       (2,396)
                                            ------------  ------------
   Total shareholders' equity                    121,629       117,410
                                            ------------  ------------
   Total liabilities and shareholders'
    equity                                  $  1,582,565  $  1,459,706
                                            ============  ============

 Nonperforming Assets and Asset Quality
  Ratios
 --------------------------------------
 Nonaccrual loans                           $     37,471  $      6,336
 Accruing loans 90 days or more past due             287         1,284
 Other real estate ("ORE")                         4,825         1,474
                                            ------------  ------------
 Total nonperforming assets                       42,583         9,094
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                   (1,843)       (2,309)
                                            ------------  ------------
 Net nonperforming assets                   $     40,740  $      6,785
                                            ============  ============

 Net nonperforming assets to total assets           2.57%         0.46%
 Net nonperforming assets to total loans
  and ORE                                           3.02%         0.56%
 Allowance for loan losses to total loans           1.53%         1.09%
 Allowance for loan losses to net
  nonperforming loans                              57.29%       247.13%
 Total loans to total deposits                    106.06%       100.91%

                     MetroCorp Bancshares, Inc.
              (In thousands, except per share amounts)
                             (Unaudited)

                         For the three months    For the twelve months
                          ended December 31        ended December 31
                       -----------------------  ----------------------
                          2008         2007        2008        2007
                       ----------   ----------  ----------  ----------
 Average Balance Sheet
  Data
 ---------------------
 Total assets          $1,587,810   $1,421,984  $1,546,618  $1,358,422
 Securities               105,997      151,854     119,233     158,590
 Total loans            1,345,502    1,156,278   1,294,744   1,059,654
 Allowance for loan
  losses                  (16,687)     (13,293)    (15,447)    (12,599)
 Net loans              1,328,815    1,142,985   1,453,910   1,273,430
 Total interest-earning
  assets                1,497,309    1,329,398   1,273,430   1,276,674
 Total deposits         1,269,146    1,205,396   1,229,246   1,164,903
 Other borrowings and
  junior subordinated
  debt                    177,455       79,703     176,076      62,486
 Total shareholders'
  equity                  124,772      117,494     122,609     113,001

 Income Statement Data
 ---------------------
 Interest income:
  Loans                $   22,000   $   24,444  $   90,715  $   92,556
  Securities:
   Taxable                  1,151   $    1,569       5,006       6,909
   Tax-exempt                  47   $       73         231         307
  Federal funds sold

   and other short-term
   investments                268   $      248       1,078       2,526
                       ----------   ----------  ----------  ----------
    Total interest
     income                23,466       26,334      97,030     102,298
 Interest expense:
  Time deposits             6,019        8,042      26,690      32,140
  Demand and savings
   deposits                 2,345        2,885       8,653       9,967
  Other borrowings          1,087        1,013       5,388       3,285
                       ----------   ----------  ----------  ----------
    Total interest
     expense                9,451       11,940      40,731      45,392
 Net interest income       14,015       14,394      56,299      56,906
 Provision for loan
  losses                    8,188        1,372      12,991       3,145
                       ----------   ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses               5,827       13,022      43,308      53,761
 Noninterest income:
  Service fees              1,149        1,318       4,839       5,175
  Other loan-related
   fees                       149          132         687         643
  Letters of credit
   commissions and fees       208          231       1,034         868
  Gain on sale of
   securities, net             --            2          91           2
  Gain on sale of
   loans, net                  --            5         288         277
  Other noninterest
   income                     381          737       1,487       1,323
                       ----------   ----------  ----------  ----------
    Total noninterest
     income                 1,887        2,425       8,426       8,288
 Noninterest expense:
  Salaries and employee
   benefits                 5,645        6,255      24,298      24,846
  Occupancy and
   equipment                2,096        2,055       8,128       8,157
  Foreclosed assets,
   net                        501          329         289         278
  Impairment write-down
   on securities              302           --       1,961          --
  Other noninterest
   expense                  2,872        2,455      10,218       9,654
                       ----------   ----------  ----------  ----------
    Total noninterest
     expense               11,416       11,094      44,894      42,935
 Income (loss) before
  provision for income
  taxes                    (3,702)       4,353       6,840      19,114
 Provision (benefit)
  for income taxes         (1,428)       1,549       2,535       6,939
                       ----------   ----------  ----------  ----------
 Net income (loss)     $   (2,274)  $    2,804  $    4,305  $   12,175
                       ==========   ==========  ==========  ==========

 Per Share Data
 --------------
 Earnings (loss) per
  share - basic        $    (0.21)  $     0.26  $     0.40  $     1.11
 Earnings (loss) per
  share - diluted           (0.21)        0.26        0.40        1.10
 Weighted average
  shares outstanding:
  Basic                    10,861       10,865      10,833      10,935
  Diluted                  10,887       10,961      10,897      11,110
 Dividends per common
  share                $     0.04   $     0.04  $     0.16  $     0.16

 Performance Ratio Data
 ----------------------
 Return on average
  assets                    (0.57)%       0.78%       0.28%       0.90%
 Return on average
  shareholders' equity      (7.25)%       9.47%       3.51%      10.77%
 Net interest margin         3.72%        4.30%       3.87%       4.47%
 Efficiency ratio(1)        71.79%       65.96%      69.36%      65.86%
 Equity to assets
  (average)                  7.86%        8.26%       7.93%       8.32%

 (1) Calculated by dividing total noninterest expense, excluding loan loss provisions and impairment write-down on securities, by net interest income plus noninterest income.

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
          David Choi, EVP/Chief Financial Officer
          (713) 776-3876